Exhibit 5.1

Yandex N.V.		Jachthavenweg 121
Laan Copes van Cattenburch 52		1081 KM Amsterdam
2585 GB The Hague		P.O. Box 75265
The Netherlands		1070 AG Amsterdam
The Netherlands

Date	28 October 2011
Your ref.	-	T +31 20 6789 123
Our ref.	40.00.1002	F +31 20 6789 589
Subject	Yandex N.V. Amended and Restated 2007 Share Option Plan

Dear Sirs,

We, Van Doorne N.V., have acted as special legal advisers to Yandex N.V. (the “Company”) on certain matters of Dutch law in connection with a registration statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) relating to an aggregate of 28,861,547 Class A Ordinary Shares with a nominal value of EUR 0.01 each in the capital of the Company (the “Plan Option Shares”) issuable under the Company’s Amended and Restated 2007 Share Option Plan (the “Plan”) and an aggregate of 313,600 Class A Ordinary Shares with a nominal value of EUR 0.01 each in the capital of the Company (the “Ex-Plan Option Shares” and together with the Plan Option Shares, the “Option Shares”).

For the purpose of this legal opinion we have examined and relied on the documents listed in the Schedule (the “Documents”) and such other documents as we in our absolute discretion have deemed relevant.

In connection with our examination and in giving the opinions expressed below we have assumed:

a)                  the genuineness of the signatures on the Documents, the authenticity and completeness of the Documents submitted to us as originals, the conformity to the original documents of any Documents submitted to us as drafts, (electronic or hard) copies or translations and the authenticity and completeness of the original documents;

b)                 that (i) the Board of Directors of the Company has resolved to grant options in respect of the Plan Option Shares, (ii) the Company and the optionees have entered into Notices of Option Grant for options in respect of the Plan Option Shares, (iii) the options in respect of the Option Shares are exercisable at the time of their exercise, (iv) the optionees at the time of any given exercise (a) have issued Notices of Option Exercise for options in respect of the Plan Option Shares and (b) have exercised the option rights in respect of the Ex-Plan Option Shares, (v) following any given exercise the Option Shares will have been issued by the Company to and accepted by the optionees and (vi) for each Option Share issued a consideration will be paid to the Company with a value at least equal to the nominal amount thereof and any premium agreed upon;

c)                  that the Extract, and the factual confirmations contained in the Corporate Resolutions, accurately and completely reflect the matters purported to be evidenced thereby; and

d)                 that the Board at the time of the grant of options in respect of the Plan Option Shares shall have been designated as the competent authority (i) to issue shares in the capital of the Company and (ii) to exclude the pre-emptive rights (voorkeursrecht) of other shareholders;

e)                  that the authorised share capital (maatschappelijk kapitaal) of the Company allows for the issue of the Option Shares from time to time;

f)                    that the issue of the Option Shares will not require the Company to publish a prospectus or equivalent document under the provisions of Chapter 5.1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht); and

g)                 that any foreign law which may apply with respect to any of the Documents or the transactions contemplated thereby does not affect this legal opinion;

This legal opinion is given only with respect to Dutch law in force as at the date hereof and as applied and generally interpreted on the basis of case-law published on the date hereof. We do not assume any obligation to advise you (or any other person entitled to rely on this legal opinion) of subsequent changes in Dutch law or in the interpretation thereof.

Based on and subject to the foregoing and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinion:

1                      Upon the issue of the Option Shares and upon payment in full of the exercise price for the Option Shares, the Option Shares will have been validly issued and fully-paid and will be non-assessable.

The opinion expressed above is subject to the following qualification:

(A)            The term “non-assessable” as used in this legal opinion means that the holder of a share will not by reason of merely being such holder, be subject to assessment of calls by the Company or its creditors for further payment on such share.

This legal opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters in connection with the Documents or otherwise. This legal opinion is given subject to, and may only be relied upon on, the express condition that (i) Van Doorne N.V. is the exclusive party issuing this legal opinion, (ii) in respect of Dutch legal concepts, which are expressed in this legal opinion in English terms, the original Dutch terms shall prevail and (iii) this legal opinion shall be governed by, and construed in accordance with, Dutch law.

This legal opinion is strictly limited to the matters stated herein and may not be read by implication as extending to matters not specifically referred to and may only be relied upon in connection with transactions contemplated by the Registration Statement. We hereby consent to the filing of this legal opinion in connection with the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours faithfully,

Van Doorne N.V.

/s/ R.J. Botter
R.J. Botter

SCHEDULE

1                                         a copy of the Plan;

2                                         a copy of the Minutes of the General Meeting of Shareholders of the Company, held on 11 September 2008, a copy of the Minutes of the Meeting of the Board of Directors of the Company, held on 6 November 2008 and a copy of the Minutes of the General Meeting of Shareholders of the Company, held on 4 May 2011 (together the “Corporate Resolutions”);

3                                         a copy of the Articles of Association of the Company as amended on 27 May 2011 (the “Articles of Association”);

4                                         an extract in respect of the Dutch Company from the Commercial Register (Handelsregister), dated 28 October 2011 (the “Extract”); and

5                                         a copy of the Registration Statement.

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